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                                                                    EXHIBIT 23.1

                               CONSENT OF KPMG LLP

The Board of Directors
SpeedFam-IPEC, Inc.

We consent to incorporation by reference in this registration statement on Form S-8 of SpeedFam-IPEC, Inc. of our report dated June 22, 2001, relating to the consolidated balance sheets of SpeedFam-IPEC, Inc. and subsidiaries as of June 2, 2001 and June 3, 2000, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the three fiscal years in the period from June 1, 1998 to June 2, 2001, and related schedule, which reports appear in the June 2, 2001 annual report on Form 10-K of SpeedFam-IPEC, Inc.

                                    KPMG LLP

Chicago, Illinois
August 28, 2001